EXHIBIT 99.1

Westmoreland Coal Company (719) 442-2600 - Telephone	2 N. Cascade Ave., 2nd Floor Colorado Springs, CO 80903

Westmoreland Announces
Management Changes

        Colorado Springs, CO – April 2, 2008 — Westmoreland Coal Company (AMEX:WLB) announced today the following management changes:

•

Kevin A. Paprzycki has been named Chief Financial Officer, replacing David J. Blair who is leaving the Company. Mr. Paprzycki has served as the Company's Controller and Principle Accounting Officer since June 2006.

•	Douglas P. Kathol has been named Treasurer and will assume that role in addition to his duties as Vice President, Development. Mr. Kathol joined the Company in August 2003.

•	Mary A. Hauck has joined the Company as Vice President, Human Resources. Ms. Hauck was most recently Corporate Sr. HR Director for Davita Inc., a Fortune 500 healthcare company.

•	Russ H. Werner has been named Director of Accounting. Mr. Werner joined the Company in June 2006.

•	Bruno J. LaCrampe has been named Director of Internal Controls. Mr. LaCrampe, joined the Company in June 2006.

        Westmoreland Coal Company is the oldest independent coal company in the United States and a developer of highly clean and efficient independent power projects. The Company’s coal operations include coal mining in the Powder River Basin in Montana and lignite mining operations in Montana, North Dakota and Texas. Its current power operations include ownership and operation of the two-unit ROVA coal-fired power plant in North Carolina and an interest in a natural gas-fired power plant in Colorado. Westmoreland is dedicated to meeting America’s dual goals of low-cost power and a clean environment. For more information visit www.westmoreland.com.

# # #

Contact: Diane Jones   (719) 442-2600